News Release

Exhibit 99.1
Company Contact:
Dan Smith
Acuity Brands, Inc.
(404) 853-1423

Acuity Brands Reports Fiscal 2017 Second Quarter Results

ATLANTA, April 4, 2017 - Acuity Brands, Inc. (NYSE: AYI) (“Company”) today announced that fiscal 2017 second quarter net sales increased $26.9 million, or 3.5 percent, to $804.7 million from $777.8 million reported in the prior-year period. Operating profit for the second quarter of fiscal 2017 was $108.0 million, an increase of $1.3 million, or 1.2 percent, over the year-ago period. Net income for the second quarter of fiscal 2017 was $67.3 million, an increase of $1.8 million, or 2.7 percent, compared with the prior-year period. Fiscal 2017 second quarter diluted earnings per share (“EPS”) of $1.53 increased $0.04, or 2.7 percent, compared with $1.49 for the year-ago period.
Adjusted diluted EPS for the second quarter of fiscal 2017 decreased 1.7 percent to $1.77 compared with adjusted diluted EPS of $1.80 for the year-ago period. Adjusted operating profit for the second quarter of fiscal 2017 decreased $3.5 million, or 2.7 percent, to $123.9 million, or 15.4 percent of net sales, compared with the year-ago period adjusted operating profit of $127.4 million, or 16.4 percent of net sales. Adjusted results exclude the impact of amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including acquired profit in inventory and professional fees), and special charges for streamlining activities. Management believes these items impacted the comparability of the Company's results and that adjusted financial measures enhance the reader’s overall understanding of the Company's current financial performance by making results comparable between periods. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Vernon J. Nagel, Chairman, President, and Chief Executive Officer of Acuity Brands, commented, “Acuity Brands continued to deliver sales growth while initial industry data suggests that the North American lighting market declined modestly during our fiscal second quarter, reflecting continued weakness in smaller, short-cycle projects. Additionally, sales in certain international markets, including Europe and Mexico, were down year-over-year, reducing our overall net sales by approximately 1 percentage point compared with the year-ago period. Our adjusted gross profit margin of 41.7 percent declined 180 basis points compared with the prior year, primarily due to higher manufacturing expenses resulting from increased wages and benefits, inbound freight costs, and quality costs. Like last quarter,

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we carried a higher manufacturing cost structure into the quarter in anticipation of servicing a greater level of demand than occurred. This higher cost structure negatively impacted both gross profit dollars and margin. Adjusted selling, distribution & administrative (“SD&A”) expenses declined 80 basis points year-over-year and represented 26.3 percent of net sales in the second quarter of fiscal 2017 compared with prior year’s 27.1 percent. Even though demand was subdued, we have continued to invest in areas we believe have longer-term growth potential. These areas include, among others, the expansion of our lighting and building management solutions portfolios, as well as our Internet of Things software platform that provides customers with a smart infrastructure which enables endless possibilities to enhance the utilization of their space through better human interaction and greater asset and employee productivity. Additionally, we continued to add associates to support these intelligent Tier 3 and 4 solutions. The cost of these investments was largely offset by lower variable incentive compensation, which yielded a modest $1.0 million year-over-year increase in adjusted SD&A expenses. Our adjusted operating profit margin of 15.4 percent declined 100 basis points compared with the prior year.”
Second Quarter Results
The 3.5 percent year-over-year growth in fiscal 2017 second quarter net sales was due primarily to a 4 percent increase in volume and approximately 1 percent from acquired revenues from acquisitions, partially offset by approximately 1 percent net unfavorable change in product prices and mix of products sold (“price/mix”.) The impact from changes in foreign currency exchange rates was less than one percentage point. Sales volume was higher across most key product categories and sales channels in the U.S. and Canada, while volumes declined in both Europe and Mexico. The change in price/mix was due primarily to lower pricing on luminaires, largely as a result of lower LED component costs. Sales of LED-based products increased approximately 20 percent from the year-ago period and represented approximately two-thirds of fiscal 2017 second quarter total net sales.
Year-to-Date Results
Net sales for the first six months of fiscal 2017 increased 9.3 percent to $1,655.9 million compared with $1,514.4 million for the prior-year period. Fiscal 2017 first-half reported results included operating profit of $234.6 million, net income of $149.0 million, and diluted EPS of $3.39.
Adjusted operating profit for the first half of fiscal 2017 increased $13.8 million, or 5.4 percent, to $267.1 million, or 16.1 percent of net sales, compared with prior year’s adjusted operating profit of $253.3 million, or 16.7 percent of net sales. Adjusted net income for the first half of fiscal 2017 was $165.5 million compared with $156.6 million for the prior-year period, an increase of 5.7 percent. Adjusted diluted EPS for the first half of fiscal 2017 increased $0.18,

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or 5.0 percent, to $3.76 compared with adjusted diluted EPS of $3.58 for the year-ago period. Adjusted results exclude amortization expense for acquired intangible assets, share-based payment expense, acquisition-related items (including profit in inventory, professional fees, and certain contract termination costs), special charges for streamlining activities, manufacturing inefficiencies related to the closing of a facility, and a gain on the sale of an investment in an unconsolidated affiliate. The total impact of these items on diluted EPS for the first six months of fiscal 2017 and 2016 was $0.37 and $0.52 respectively. A reconciliation of adjusted financial measures to the most directly comparable U.S. GAAP measure is provided in the tables at the end of this release.
Net miscellaneous income for the six months ended February 28, 2017, included a $7.2 million gain associated with the sale of an investment in an unconsolidated affiliate which occurred in the first quarter of the fiscal year.
Net cash provided by operating activities totaled $71.6 million for the first half of fiscal 2017 compared with $119.5 million for the year-ago period. Cash and cash equivalents at the end of the second quarter of fiscal 2017 totaled $463.2 million, an increase of $50.0 million since the beginning of the fiscal year.
Outlook
Mr. Nagel commented, “Even though the growth rate of lighting solutions in the North American market in the first half of our fiscal 2017 was lower than anticipated, we continue to see significant long-term growth opportunities. Current quoting activity remains favorable and both short and long-term fundamental drivers of the markets we serve remain positive. Further, third-party forecasts suggest that the softness in market demand that began in the third calendar quarter of 2016 and continued through our second quarter may persist through the remainder of our fiscal 2017. These forecasts indicate that the North American lighting market should return to growth in fiscal 2018. We expect to continue to outperform the growth rates of the markets we serve by executing our strategies focused on growth opportunities for new construction and renovation projects, expansion into underpenetrated geographies and channels, and growth from the continued introduction of new lighting and building management solutions as part of our integrated, tiered solutions strategy. Based on various leading indicators and our focused investments in key strategic areas, we remain bullish regarding the Company’s prospects for continued future profitable growth.”
Mr. Nagel concluded, “We believe the lighting and lighting-related industry as well as building management systems will experience solid growth over the next decade, particularly as energy and environmental concerns come to the forefront along with emerging opportunities

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for digital lighting to play a key role in the Internet of Things. We believe we are uniquely positioned to fully participate in this exciting industry.”
Conference Call
As previously announced, the Company will host a conference call to discuss second quarter results today, April 4, 2017, at 10:00 a.m. ET. Interested parties may listen to this call live today or hear a replay at the Company's Web site: www.acuitybrands.com.
About Acuity Brands
Acuity Brands, Inc. (NYSE: AYI) is the North American market leader and one of the world’s leading providers of lighting and building management solutions. With fiscal year 2016 net sales of $3.3 billion, Acuity Brands currently employs approximately 12,000 associates and is headquartered in Atlanta, Georgia with operations throughout North America, and in Europe and Asia. The Company’s products and solutions are sold under various brands, including Lithonia Lighting®, Holophane®, Peerless®, Gotham®, Mark Architectural Lighting™, Winona® Lighting, Juno®, Indy™, Aculux®, Healthcare Lighting®, Hydrel®, American Electric Lighting®, Carandini®, Antique Street Lamps™, Sunoptics®, Distech Controls®, Acuity Controls™, nLight®, ROAM® and Sensor Switch®. Visit us www.acuitybrands.com.
Non-GAAP Financial Measures
This news release includes the following non-GAAP financial measures: "adjusted gross profit," “adjusted selling, distribution, and administrative expenses” (“adjusted SD&A expenses”), “adjusted operating profit,” “adjusted operating profit margin,” “adjusted other expense,” “adjusted net income,” and “adjusted diluted EPS.” These non-GAAP financial measures are provided to enhance the reader's overall understanding of the Company's current financial performance and prospects for the future. During fiscal 2016, the Company acquired four businesses which impacted the comparability of many of its GAAP financial measures. Specifically, management believes that these non-GAAP measures provide useful information to investors by excluding or adjusting items for amortization of acquired intangible assets, acquisition-related items, share-based payment expense which is used as a method to improve retention and align the interests of key leaders of acquired businesses with those of the Company’s shareholders, special charges associated with efforts to streamline the organization and integrate acquisitions, manufacturing inefficiencies directly related to the closure of a facility, and gain associated with the sale of an investment in an unconsolidated affiliate. Management typically adjusts for these items for internal reviews of performance and uses the above non-GAAP measures for baseline comparative operational analysis, decision making and other activities. Management believes these non-

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GAAP measures provide greater comparability and enhanced visibility into the Company’s results of operations as well as comparability with many of its peers, especially those companies focused more on technology and software.
Non-GAAP financial measures included in this news release should be considered in addition to, and not as a substitute for or superior to, results prepared in accordance with GAAP. The most directly comparable GAAP measure for adjusted gross profit is gross profit, which includes the impact of acquisition-related items and manufacturing inefficiencies directly related to the closure of a facility. The most directly comparable GAAP measure for adjusted SD&A expenses is “SD&A expenses” which includes acquisition-related items, amortization of acquired intangible assets, special charges, and share-based payment expense. The most directly comparable GAAP measures for adjusted operating profit and adjusted operating profit margin are “operating profit” and “operating profit margin,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, and share-based payment expense. The most directly comparable GAAP measures for adjusted other expense (income) is “other expense (income),” which includes the impact of a gain on sale of investment in an unconsolidated affiliate. The most directly comparable GAAP measures for adjusted net income and adjusted diluted EPS are “net income” and “diluted EPS,” respectively, which include the impact of acquisition-related items, manufacturing inefficiencies directly related to the closure of a facility, amortization of acquired intangible assets, share-based payment expense, special charges, and gain on sale of investment in an unconsolidated affiliate. A reconciliation of each measure to the most directly comparable GAAP measure is available in this news release. The Company’s non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies, have limitations as an analytical tool, and should not be considered in isolation or as a substitute for GAAP financial measures.
Forward Looking Information
This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates,” “forecasts,” "anticipates," “could,” “may,” “should,” “suggests,” “remain,” and similar terms that relate to future events, performance, or results of the Company and specifically include statements made in this press release regarding: third-party forecasts indicating that the North American lighting market may remain essentially flat for the second half of fiscal 2017 and should return to growth in fiscal 2018; prospects for continued future profitable growth and expectations for the Company to continue to outperform the growth rates of the markets

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it serves and execute strategies related to growth opportunities; and overall demand in the Company’s end markets to continue to experience solid growth over the next decade as well as the Company’s position to fully participate. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of Acuity Brands and management's present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company. Please see the other risk factors more fully described in the Company’s SEC filings including risks discussed in Part I, “Item 1a. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2016. The discussion of those risks is specifically incorporated herein by reference. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

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ACUITY BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	February 28, 2017	August 31, 2016
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$463.2	$413.2
Accounts receivable, less reserve for doubtful accounts of $1.6 and $1.7, respectively	500.9	572.8
Inventories	353.7	295.2
Prepayments and other current assets	46.1	41.7
Total current assets	1,363.9	1,322.9
Property, plant, and equipment, at cost:
Land	22.0	23.1
Buildings and leasehold improvements	180.5	174.4
Machinery and equipment	458.9	448.2
Total property, plant, and equipment	661.4	645.7
Less: accumulated depreciation and amortization	(383.6)	(377.9)
Property, plant, and equipment, net	277.8	267.8
Goodwill	893.3	947.8
Intangible assets, net	446.4	381.4
Deferred income taxes	4.7	5.1
Other long-term assets	13.0	23.0
Total assets	$2,999.1	$2,948.0
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$365.5	$401.0
Current maturities of long-term debt	0.3	0.2
Accrued compensation	25.0	95.2
Other accrued liabilities	156.0	176.1
Total current liabilities	546.8	672.5
Long-term debt	355.8	355.0
Accrued pension liabilities	116.4	119.9
Deferred income taxes	102.5	74.6
Self-insurance reserves	8.2	7.2
Other long-term liabilities	64.6	59.0
Total liabilities	1,194.3	1,288.2
Stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000,000 shares authorized; 53,512,076 and 53,415,687 issued, respectively	0.5	0.5
Paid-in capital	868.4	856.4
Retained earnings	1,498.4	1,360.9
Accumulated other comprehensive loss	(143.9)	(139.4)
Treasury stock, at cost — 9,679,752 and 9,679,457 shares, respectively	(418.6)	(418.6)
Total stockholders’ equity	1,804.8	1,659.8
Total liabilities and stockholders’ equity	$2,999.1	$2,948.0

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (Unaudited)
(In millions, except per-share data)

	Three Months Ended		Six Months Ended
	February 28, 2017	February 29, 2016	February 28, 2017	February 29, 2016
Net sales	$804.7	$777.8	$1,655.9	$1,514.4
Cost of products sold	468.9	440.9	960.5	858.1
Gross profit	335.8	336.9	695.4	656.3
Selling, distribution, and administrative expenses	227.8	230.1	459.6	436.7
Special charge	—	0.1	1.2	0.5
Operating profit	108.0	106.7	234.6	219.1
Other expense (income):
Interest expense, net	8.0	8.2	16.2	16.1
Miscellaneous expense (income), net	0.6	(1.1)	(7.3)	(1.8)
Total other expense	8.6	7.1	8.9	14.3
Income before provision for income taxes	99.4	99.6	225.7	204.8
Provision for income taxes	32.1	34.1	76.7	70.9
Net income	$67.3	$65.5	$149.0	$133.9

Earnings per share:
Basic earnings per share	$1.54	$1.50	$3.40	$3.08
Basic weighted average number of shares outstanding	43.8	43.5	43.8	43.4
Diluted earnings per share	$1.53	$1.49	$3.39	$3.06
Diluted weighted average number of shares outstanding	44.0	43.8	44.0	43.7
Dividends declared per share	$0.13	$0.13	$0.26	$0.26

Comprehensive income:
Net income	$67.3	$65.5	$149.0	$133.9
Other comprehensive income (loss) items:
Foreign currency translation adjustments	3.3	(9.2)	(8.6)	(13.4)
Defined benefit pension plans, net of tax	2.1	1.3	4.1	2.7
Other comprehensive income (loss), net of tax	5.4	(7.9)	(4.5)	(10.7)
Comprehensive income	$72.7	$57.6	$144.5	$123.2

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ACUITY BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Six Months Ended
	February 28, 2017	February 29, 2016
Cash flows from operating activities:
Net income	$149.0	$133.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	36.5	30.7
Share-based payment expense	16.0	13.0
Excess tax benefits from share-based payments	(6.2)	(14.3)
Loss (gain) on the sale or disposal of property, plant, and equipment	0.1	(1.1)
Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Deferred income taxes	(2.7)	(0.3)
Change in assets and liabilities, net of effect of acquisitions, divestitures, and exchange rate changes:
Accounts receivable	69.7	18.3
Inventories	(59.5)	(3.5)
Prepayments and other current assets	(8.9)	(11.4)
Accounts payable	(32.2)	(16.2)
Other current liabilities	(83.6)	(29.2)
Other	0.6	(0.4)
Net cash provided by operating activities	71.6	119.5
Cash flows from investing activities:
Purchases of property, plant, and equipment	(35.8)	(43.8)
Proceeds from sale of property, plant, and equipment	5.4	2.2
Acquisition of businesses, net of cash acquired	—	(613.7)
Proceeds from sale of investment in unconsolidated affiliate	13.2	—
Other investing activities	(0.2)	—
Net cash used for investing activities	(17.4)	(655.3)
Cash flows from financing activities:
Issuance of long-term debt	0.9	1.1
Repurchases of common stock	(0.4)	—
Proceeds from stock option exercises and other	2.3	6.2
Excess tax benefits from share-based payments	6.2	14.3
Dividends paid	(11.5)	(11.4)
Net cash (used for) provided by financing activities	(2.5)	10.2
Effect of exchange rate changes on cash and cash equivalents	(1.7)	(6.9)
Net change in cash and cash equivalents	50.0	(532.5)
Cash and cash equivalents at beginning of period	413.2	756.8
Cash and cash equivalents at end of period	$463.2	$224.3

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ACUITY BRANDS, INC.
Reconciliation of Non-U.S. GAAP Measures
The tables below reconciles certain GAAP financial measures to the corresponding non-GAAP measures:

(in millions except diluted earnings per share)	Three Months Ended
	February 28, 2017	February 29, 2016	Increase (Decrease)	Percent Change
Net sales	$804.7	$777.8	$26.9	3.5%

Gross profit (GAAP)	$335.8	$336.9
Add-back: Acquisition-related items (1)	—	1.4
Adjusted gross profit (Non-GAAP)	$335.8	$338.3	$(2.5)	(0.7)%
Percent of net sales	41.7%	43.5%	(180)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$227.8	$230.1
Less: Amortization of acquired intangible assets	(7.8)	(6.0)
Less: Share-based payment expense	(8.1)	(6.6)
Less: Acquisition-related items (1)	—	(6.6)
Adjusted SD&A expenses (Non-GAAP)	$211.9	$210.9	$1.0	0.5%
Percent of net sales	26.3%	27.1%	(80)	bps

Operating profit (GAAP)	$108.0	$106.7
Add-back: Amortization of acquired intangible assets	7.8	6.0
Add-back: Share-based payment expense	8.1	6.6
Add-back: Acquisition-related items (1)	—	8.0
Add-back: Special charge	—	0.1
Adjusted operating profit (Non-GAAP)	$123.9	$127.4	$(3.5)	(2.7)%
Percent of net sales	15.4%	16.4%	(100)	bps

Net income (GAAP)	$67.3	$65.5
Add-back: Amortization of acquired intangible assets	7.8	6.0
Add-back: Share-based payment expense	8.1	6.6
Add-back: Acquisition-related items (1)	—	8.0
Add-back: Special charge	—	0.1
Total pre-tax adjustments to net income	15.9	20.7
Income tax effects	(5.5)	(7.1)
Adjusted net income (Non-GAAP)	$77.7	$79.1	$(1.4)	(1.8)%

Diluted earnings per share (GAAP)	$1.53	$1.49
Adjusted diluted earnings per share (Non-GAAP)	$1.77	$1.80	$(0.03)	(1.7)%
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(1) Acquisition-related items include acquired profit in inventory, professional fees, and certain contract termination costs.

(In millions, except diluted earnings per share)	Six Months Ended
	February 28, 2017	February 29, 2016	Increase (Decrease)	Percent Change
Net sales	$1,655.9	$1,514.4	$141.5	9.3%

Gross profit (GAAP)	$695.4	$656.3
Add-back: Acquisition-related items (1)	—	2.0
Add-back: Manufacturing inefficiencies (2)	1.6	—
Adjusted gross profit (Non-GAAP)	$697.0	$658.3	$38.7	5.9%
Percent of net sales	42.1%	43.5%	(140)	bps

Selling, distribution, and administrative (SD&A) expenses (GAAP)	$459.6	$436.7
Less: Amortization of acquired intangible assets	(13.7)	(11.0)
Less: Share-based payment expense	(16.0)	(13.0)
Less: Acquisition-related items (1)	—	(7.7)
Adjusted SD&A expenses (Non-GAAP)	$429.9	$405.0	$24.9	6.1%
Percent of net sales	26.0%	26.7%	(70)	bps

Operating profit (GAAP)	$234.6	$219.1
Add-back: Amortization of acquired intangible assets	13.7	11.0
Add-back: Share-based payment expense	16.0	13.0
Add-back: Acquisition-related items (1)	—	9.7
Add-back: Manufacturing inefficiencies (2)	1.6	—
Add-back: Special charge	1.2	0.5
Adjusted operating profit (Non-GAAP)	$267.1	$253.3	$13.8	5.4%
Percent of net sales	16.1%	16.7%	(60)	bps

Other expense (income) (GAAP)	$8.9	$14.3
Add-back: Gain on sale of investment in unconsolidated affiliate	7.2	—
Adjusted other expense (income) (Non-GAAP)	$16.1	$14.3

Net income (GAAP)	$149.0	$133.9
Add-back: Amortization of acquired intangible assets	13.7	11.0
Add-back: Share-based payment expense	16.0	13.0
Add-back: Acquisition-related items (1)	—	9.7
Add-back: Manufacturing inefficiencies (2)	1.6	—
Add-back: Special charge	1.2	0.5
Less: Gain on sale of investment in unconsolidated affiliate	(7.2)	—
Total pre-tax adjustments to net income	25.3	34.2
Income tax effect	(8.8)	(11.5)
Adjusted net income (Non-GAAP)	$165.5	$156.6	$8.9	5.7%

Diluted earnings per share (GAAP)	$3.39	$3.06
Adjusted diluted earnings per share (Non-GAAP)	$3.76	$3.58	$0.18	5.0%
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(1) Acquisition-related items include acquired profit in inventory, professional fees, and certain contract termination costs.
(2) Incremental costs incurred due to manufacturing inefficiencies directly related to the closure of a facility.